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                                                                     Exhibit (l)

                       QUEST FOR VALUE ACCUMULATION TRUST

                                Oppenheimer Tower
                             World Financial Center
                               New York, NY 10281

                                                                May 25, 1988
QUEST FOR VALUE DISTRIBUTORS
Oppenheimer Tower
World Financial Center
New York, New York 10281

Dear Sirs:

         In connection with your purchase today of an aggregate of     shares of
beneficial interest for $    , you hereby represent and confirm that you have
acquired such securities for investment for your own account, with no present intention of redeeming, reselling or otherwise distributing the same.

         It is mutually agreed that the aforementioned shares purchased by you cannot be sold, assigned, or transferred, except upon redemption by QUEST FOR VALUE Distributors.

Furthermore, you hereby confirm that you are party to no arrangement, agreement or understanding regarding QUEST FOR VALUE Accumulation Trust or its securities, with the Trust, QUEST FOR VALUE Advisors or any other person made in consideration of your purchase of the aforementioned shares.

         If the foregoing correctly expresses your understanding and our agreement, please so indicate by signing the accompanying copy of this letter and return the same to us.

A copy of the Declaration of Trust of QUEST FOR VALUE Accumulation Trust is on file with the Secretary of the Commonwealth of Massachusetts and this Agreement is executed on behalf of the Trustees as Trustees and not individually, and the obligations hereunder are not binding upon any of the Trustees or shareholders of the Trust individually but are binding only upon the assets and the property of the Trust.
                                           Very truly yours,

                                           QUEST FOR VALUE ACCUMULATION TRUST


                                           By:
                                              ---------------------------------
                                           Name:
                                           Title:
CONFIRMED AND AGREED:

QUEST FOR VALUE DISTRIBUTORS

By:
   --------------------------------
Name:
Title:

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                                                                       EXHIBIT 1


                             SUBCUSTODIAN AGREEMENT

         AGREEMENT made this     day of        19 , between State Street Bank
and Trust Company, a Massachusetts Trust Company (hereinafter referred to as the "Custodian"), having its principal place of business at 225 Franklin Street, Boston, MA, and (hereinafter referred to as the "Sub-custodian"), a organized under the laws of and having an office at

         WHEREAS, Custodian has been appointed to act as Trustee, Custodian or sub-custodian of securities and monies on behalf of certain of its customers including, without limitation, collective investment undertakings, investment companies subject to the U.S. Investment Company Act of 1940, as amended, and employee benefit plans subject to the U.S. Employee Retirement Income Security Act of 1974, as amended;

         WHEREAS, Custodian wishes to establish Account (the "Account") with the Sub-custodian to hold and maintain certain property for which Custodian is responsible as custodian; and

         WHEREAS, Sub-custodian agrees to establish the Account and to hold and maintain all Property in the Account in accordance with the terms and conditions herein set forth.

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Custodian and the Sub-custodian agree as follows:

I.       The Account

         A. Establishment of the Account. Custodian hereby requests that Sub-custodian establish for each client of the Custodian an Account which shall be composed of:

            1. A Custody Account for any and all Securities (as hereinafter defined) from time to time received by Sub-custodian therefor, and

            2. A Deposit Account for any and all Cash (as hereinafter defined) from time to time received by Sub-custodian therefor.

         B. Use of the Account. The Account shall be used exclusively to hold, acquire, transfer or otherwise care for, on behalf of Custodian as custodian and the customers of Custodian and not for Custodian's own interest, Securities and such Cash or cash equivalents as are transferred to Sub-custodian or as are received in payment of any transfer of, or as payment on, or interest on, or dividend from, any such Securities (herein collectively called "Cash").

         C. Transfer of Property in the Account. Beneficial ownership of the Securities and Cash in the Account shall be freely transferable without payment of money or value other than for safe custody and administration.

         D. Ownership and Segregation of Property in the Account. The ownership of the property in the Account, whether Securities, Cash or both, and whether any such property is held by Sub-custodian in an Eligible Depository, shall be clearly recorded on Sub-custodian's books as belonging to Custodian an behalf of Custodian's customers, and not

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for Custodian's own interest and, to the extent that Securities are physically held in the Account, such Securities shall also be physically segregated from the general assets of Sub-custodian, the assets of Custodian in its individual capacity and the assets of Sub-custodian's other customers. In addition, Sub-custodian shall maintain such other records as may be necessary to identify the property hereunder as belonging to each Account.

         E. Registration of Securities in the Account. Securities which are eligible for deposit in a depository as provided for in Paragraph III may be maintained with the depository in an account for Sub-custodian's customers. Securities which are not held in a depository and that-are ordinarily held in registered form will be registered in the name of Sub-custodian or in the name of Sub-custodian Is nominee, unless alternate Instructions are furnished by Custodian.

II.      Services to Be Provided By the Sub-custodian

         The services Sub-custodian will provide to Custodian and the manner in which such services will be performed will be as set forth below in this Agreement.

         A. services Performed Pursuant--to Instructions. All transactions involving the Securities and Cash in the Account shall be executed solely in accordance with Custodian's Instructions as that term is defined in Paragraph IV hereof, except those described in paragraph B below.

         B. Services to Be Performed Without Instructions. Sub-custodian will, unless it receives Instructions from Custodian to the contrary:

            1. Collect Cash. Promptly collect and receive all dividends, income, principal, proceeds from transfer and other payments with respect to property held in the Account, and present for payment all Securities held in the Account which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, and credit Cash receipts therefrom to the Deposit Account.

            2. Exchange Securities. Promptly exchange Securities where the exchange is purely ministerial including, without limitation, the exchange of temporary Securities for those in definitive form and the exchange of warrants, or other documents of entitlement to Securities, for the Securities themselves.

            3. Sale of Rights and Fractional Interests. Whenever notification of a rights entitlement or a fractional interest resulting from a rights issue, stock dividend or stock split is received for the Account and such rights entitlement or fractional interest bears an expiration date, Sub-custodian will promptly endeavor to obtain Custodian's Instructions, but should these not be received in time for sub-custodian to take timely action, Sub-custodian is authorized to sell such rights entitlement or fractional interest and to credit the Account.

            4. Execute Certificates. Execute in Custodian's name for the Account, whenever Sub-custodian deems it appropriate, such ownership and other certificates as may be required to obtain the payment of income from the Securities held in the account.
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                  5. Pay Taxes and Receive Refunds. To pay or cause to be paid from the Account any and all taxes and levies in the nature of taxes imposed on the property in the Account by any governmental authority, and to take all steps necessary to obtain all tax exemptions, privileges or other benefits, including reclaiming and recovering any foreign withholding tax, relating to the Account and to execute any declaration, affidavits, or certificates of ownership which may be necessary in connection therewith.

                  6. Prevent Losses. Take such steps as may be reasonably necessary to secure or otherwise prevent the loss of, entitlements attached to or otherwise relating to property held in the Account.

         C.       Additional Services.

                  1 . Transmission of Notices of Corporate Action. By such means as will permit Custodian to take timely action with respect thereto, Sub-custodian will promptly notify Custodian upon receiving notices or reports, or otherwise becoming aware, of corporate action affecting Securities held in the Account (including, but not limited to, calls for redemption, mergers, consolidations, reorganizations, recapitalizations, tender offers, rights offerings, exchanges, subscriptions and other offerings) and dividend, interest and other income payments relating to such Securities.

                  2. Communications Regarding the Exercise of Entitlements. Upon request by Custodian, sub-custodian will promptly deliver, or cause any Eligible Depository authorized and acting hereunder to deliver, to Custodian all notices, proxies, proxy soliciting materials and other communications that call for voting or the exercise of rights or other specific action (including material relative to legal proceedings intended to be transmitted to security holders) relating to Securities held in the Account to the extent received by Sub-custodian or said Eligible Depository, such proxies or any voting instruments to be executed by the registered holder of the Securities, but without indicating the manner in which such Securities are to be voted.

                  3. Monitor Financial Service. In furtherance of its obligations under this Agreement, Sub-custodian will monitor a leading financial service with respect to announcements and other information respecting property held in the Account, including announcements and other information with respect to corporate actions and dividend, interest and other income payments.

III.     Use of Securities Depository

Sub-custodian may, with the prior written approval of Custodian, maintain all or any part of the Securities in the Account with a securities depository or clearing agency which is incorporated or organized under the laws of a country other than the United States of America and is supervised or regulated by a government agency or regulatory authority in the foreign jurisdiction having authority over such depositories or agencies, and which operates (a) the central system for handling of designated securities or equivalent book entries in
                  , or (b) a transnational system for the central handling of securities or equivalent book entries (herein called "Eligible Depository") , provided however, that, while so maintained, such Securities shall be subject only to the directions of Sub-custodian, and that Sub-custodian duties, obligations and responsibilities with regard to such Securities shall be the same as if such Securities were held by Sub-custodian on its premises.
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IV.      Claims Against Property in the Account

The property in the account shall not be subject to any right, charge, security interest, lien or claim of any kind (collectively "Charges") in favor of Sub-custodian or any Eligible Depository or any creditor of Sub-custodian or of any Eligible Depository except a claim for payment for such property's safe custody or administration in accordance with the terms of this Agreement. Sub-custodian will immediately notify Custodian of any attempt by any party to assert any Charge against the property held in the Account and shall take all lawful actions to protect such property from such Charges until Custodian has had a reasonable time to respond to such notice.

V.       Sub-custodian's Warranty

Sub-custodian represents and warrants that:

         (A) It is a branch of a "qualified U.S. bank" or an "eligible foreign custodian" as those terms are defined in Rule 17f -5 of the Investment Company Act of 1940, a copy of which is attached hereto as Attachment A (the "Rule") , and sub-custodian shall immediately notify Custodian, in writing or by other authorized means, in the event that there appears to be a substantial likelihood that sub-custodian will cease to qualify under the Rule as currently in effect or as hereafter amended, or

         (B) it is the subject of an exemptive order issued by the United States Securities and Exchange Commission which order permits Custodian to employ Sub-custodian notwithstanding the fact that Sub-custodian fails to qualify under the terms of the Rule, and Sub-custodian shall immediately notify Custodian, in writing or by other authorized means, if for any reason it is no longer covered by such exemptive order.

Upon receipt of any such notification required under (A) or (B) of this section, Custodian may terminate this Agreement immediately without prior notice to Sub-custodian.

VI.      Definitions.

         A.       Instructions. The term "Instructions" means:

                  1. instructions in writing signed by authorized individuals designated as such by Custodian;

                  2. telex or tested telex instructions of Custodian;

                  3. other forms of instructions in computer readable form as shall customarily be used for the transmission of like information, and

                  4. such other forms of communication as from time to time may be agreed upon by Custodian and Sub-custodian, which Sub-custodian believes in good faith to have been given by Custodian or which are transmitted with proper testing or authentication pursuant to terms and conditions which Custodian may specify.

Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. Sub-custodian shall act in accordance with Instructions and shall not be liable for any act or omission in respect of any Instruction except in the case of willful
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default, negligence, fraud, bad faith, willful misconduct, or reckless disregard of duties on the part of Sub-custodian. Sub-custodian in executing all Instructions will take relevant action in accordance with accepted industry practice and local settlement practice.

         B. Account. The term "Account" means collectively the Custody Account, and the Deposit Account.

         C. Securities. The term "Securities" includes, without limitation, stocks, shares, bonds, debentures, debt securities (convertible or nonconvertible), notes, or other obligations or securities and any certificates, receipts, futures contracts, foreign exchange contracts, options, warrants, scrip or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

VII.     Miscellaneous Provisions

         A. Statements Regarding the Account. Sub-custodian will supply Custodian with such statements regarding the Account as Custodian may request, including the identity and location of any Eligible Depository authorized and acting hereunder. In addition, Sub-custodian will supply Custodian an advice or notification of any transfers of Securities to or from the Account indicating, as to securities acquired for the Account, if applicable, the Eligible Depository having physical possession of such Securities.

         B. Examination of Books and Records. Sub-custodian agrees that its books and records -relating to the Account and Sub-custodian Is actions under this Agreement shall be open to the physical, on-premises inspection and audit at reasonable times by officers of, auditors employed by or other representatives of Custodian including (to the extent permitted under the law of ) the independent public accountants for any customer of Custodian whose property is being held hereunder and such books and records shall be retained for such period as shall be agreed upon by Custodian and Sub-custodian.

As custodian may reasonably request from time to time, Sub-custodian will furnish its auditor's reports on its system of internal controls, and Sub-custodian will use its best efforts to obtain and furnish similar reports of any Eligible Depository authorized and acting hereunder.

         C. Standard of Care. In holding, maintaining, servicing and disposing of Property under this Agreement, and in fulfilling any other obligations hereunder, sub-custodian shall exercise the same standard of care that it exercises over its own assets, provide that Sub-custodian shall exercise at least the degree of care and maintain adequate insurance as expected of a prudent professional Sub-custodian for hire and shall assume the burden of proving that it has exercised such care in its maintenance of Property held by Sub-custodian in its Account. The maintenance of the Property in an Eligible Depository shall not affect Sub-custodian I s standard of care, and Sub-custodian will remain as fully responsible for any loss or damage to such securities as if it had itself retained physical possession of them. Sub-custodian shall also indemnify and hold harmless Custodian and each of Custodian's customers from and against any loss, damage, cost, expense, liability or claim (including reasonable attorney's fees) arising out of or in connection with the improper or negligent performance or the nonperformance of the duties of Sub-custodian.
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Sub-custodian shall be responsible for complying with all provisions of the law
of         , or any other law, applicable to Sub-custodian in connection with its duties hereunder, including (but not limited to) the payment of all transfer taxes or other taxes and compliance with any currency restrictions and securities laws in connection with its duties as Sub-custodian.

         D. Loss of Cash or securities. Sub-custodian agrees that, in the even of any loss of Securities or Cash in the Account, Sub-custodian will use its best efforts to ascertain the circumstances relating to such loss and will promptly report the same to custodian and shall use every legal means available to it to effect the quickest possible recovery.,

         E. Compensation of Sub-custodian. Custodian agrees to pay to Sub-custodian from time to time such compensation for its services and such out-of-pocket or incidental expenses of Sub-custodian pursuant to this Agreement as may be mutually agreed upon in writing from time to time.

         F. Operating Requirements. The Sub-custodian agrees to follow such operating Requirements as the Custodian may establish from time to time. A copy of the current operating Requirements is attached as Attachment B to this Agreement.

         G. Termination. This Agreement may be terminated by Sub-custodian or Custodian on 60 days' written notice to the other party, sent by registered mail, provided that any such notice, whether given by Sub-custodian or Custodian, shall be followed within 60 days by Instructions specifying the names of the persons to whom Sub-custodian shall deliver the Securities in the Account and to whom the Cash in the account shall be paid. if within 60 days following the giving of such notice of termination, sub-custodian does not receive such instructions, Sub-custodian shall continue to hold such Securities and Cash subject to this Agreement until such Instructions are given. The obligations of the parties under this Agreement shall survive the termination of this Agreement.

         G. Notices. Unless otherwise specified in this Agreement, all notices and communications with respect to matters contemplated by this Agreement shall be in writing, and delivered by mail, postage prepaid, telex, SWIFT, or other mutually agreed telecommunication methods to the following addresses (or to such other address as either party hereto may from time to time designate by notice duly given in accordance with this paragraph):

To Sub-custodian:

To custodian:              State Street Bank and Trust Company
                           Securities Operations/
                           Network Administration
                           P.O. Box 1631
                           Boston, MA 02105

         H. Confidentiality. Sub-custodian and Custodian shall each use its best efforts to maintain the confidentiality of the property in the Account and the beneficial owners thereof, subject, however, to the provisions of any laws, requiring disclosure. In addition, Sub-custodian shall safeguard any test keys, identification codes or other security devices which Custodian shall make available to it. The Sub-custodian further agrees it will not disclose the existence of this Agreement or any current business relationship unless compelled by applicable law or regulation or unless it has secured the Custodian, a written consent.

         I. Assignment. This Agreement shall not be assignable by either party but shall bind any successor in interest of Custodian and Sub-custodian respectively.

         J. Governing Law. This Agreement shall be governed by and construed in
accordance with the laws of         . To the extent inconsistent with this
Agreement or Custodian's Operating Requirements as attached hereto, Sub-custodian's rules and conditions regarding accounts generally or custody accounts specifically shall not apply.

CUSTODIAN:    STATE STREET BANK AND TRUST COMPANY

By:
   -----------------------------------

Date:
     ---------------------------------

AGREED TO BY SUBCUSTODIAN

--------------------------------------

By:
   -----------------------------------

Date:
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